Exhibit 10.12

AMENDMENT TO
EMPLOYMENT AGREEMENT

This Amendment (this “Amendment”) to the Employment Agreement (as defined below), dated as of June 6, 2019, is entered into by and between Sidney Peryar (“Employee”) and Insurance Auto Auctions, Inc., together with its subsidiaries (collectively, the “Company”).  All capitalized terms not otherwise defined herein shall have the meanings ascribed to them in the Employment Agreement (as defined below).

WHEREAS, Employee and the Company are party to an employment agreement dated as of October 6, 2004, and amended as of December 1, 2008 (the “Employment Agreement”); and

WHEREAS, the parties to the Employment Agreement wish to amend the Employment Agreement to modify the make certain administrative and regulatory changes.

NOW, THEREFORE, in consideration for the mutual covenants and promises hereinafter set forth and for other good and valuable consideration, and expressly intending to be legally bound, thereby and hereby, the parties agree as follows:

1.          All references to “Kerley” in the Employment Agreement shall be replaced by references to “Employee.”

2.          Section 3.3(a)(iii) of the Employment Agreement is hereby amended by inserting the following at the end thereof:

Within ninety (90) days of the occurrence of an Involuntary Termination event, Employee may provide the Company with written notice of Employee’s termination of employment to be effective thirty (30) days after delivery of such notice, during which the Company shall have the opportunity to cure such Involuntary Termination event.

3.          Section 3.4 of the Employment Agreement is hereby replaced with the following:

Section 280G. In the event that any payments or benefits otherwise payable to Employee, whether or not pursuant to this Agreement, (1) constitute “parachute payments” within the meaning of Section 280G of the Code, and (2) but for this Section 3.4, would be subject to the excise tax imposed by Section 4999 of the Code, then such payments and benefits will be either (x) delivered in full, or (y) delivered as to such lesser extent that would result in no portion of such payments and benefits being subject to excise tax under Section 4999 of the Code, whichever of the foregoing amounts, taking into account the applicable federal, state and local income and employment taxes and the excise tax imposed by Section 4999 of the Code (and any equivalent state or local excise taxes), results in the receipt by Employee on an after-tax basis, of the greatest amount of benefits, notwithstanding that all or some portion of such payments and benefits may be taxable under Section 4999 of the Code.

4.          The second and third sentences of Section 6.4 of the Employment Agreement are hereby replaced with the following:

The intent of the parties is that payments and benefits under this Agreement comply with Section 409A of the Internal Revenue Code of 1986, as amended, and the regulations and guidance promulgated thereunder (“Section 409A”), to the extent subject thereto, and accordingly, to the maximum extent permitted, this Agreement shall be interpreted and administered to be in compliance therewith.  Notwithstanding anything contained in this Agreement to the contrary, Employee shall not be considered to have terminated employment with the Company for purposes of any payments under this Agreement which are subject to Section 409A until Employee would be considered to have incurred a “separation from service” from the Company within the meaning of Section 409A.  Each amount to be paid or benefit to be provided under this Agreement shall be construed as a separate and distinct payment for purposes of Section 409A.  Without limiting the foregoing and notwithstanding anything contained in this Agreement to the contrary, to the extent required to avoid accelerated taxation and/or tax penalties under Section 409A, amounts that would otherwise be payable and benefits that would otherwise be provided pursuant to this Agreement or any other arrangement between Employee and the Company during the six (6) month period immediately following Employee separation from service shall instead be paid on the first business day after the date that is six (6) months following Employee’s separation from service (or, if earlier, Employee’s date of death). To the extent required to avoid accelerated taxation and/or tax penalties under Section 409A, amounts reimbursable to Employee under this Agreement shall be paid to Employee on or before the last day of the year following the year in which the expense was incurred and the amount of expenses eligible for reimbursement (and in kind benefits provided to Employee) during one year may not affect amounts reimbursable or provided in any subsequent year.  The Company makes no representation that any or all of the payments described in this Agreement will be exempt from or comply with Section 409A and makes no undertaking to preclude Section 409A from applying to any such payment.  Employee understands and agrees that Employee shall be solely responsible for the payment of any taxes, penalties, interest or other expenses incurred by Executive on account of non-compliance with Section 409A.

5.          Except as otherwise expressly provide herein, all of the terms and provisions of the Employment Agreement shall remain in full force and effect and this Amendment shall not amend or modify any other rights, powers, duties or obligations of any party to the Agreement.

6.          This Amendment may be executed in counterparts, which together shall constitute one and the same original.

IN WITNESS WHEREOF, the parties hereto have duly executed this Amendment, or caused this Amendment to be duly executed on their behalf, as of the day and year first above written.
INSURANCE AUTO AUCTIONS, INC.

By:	/s/ John Kett
Printed:	John Kett
Title:	CEO

EMPLOYEE

/s/ Sidney Peryar
Sidney Peryar